Exhibit 4(c)(13)

Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

S&P 500

5-YEAR

20% BUFFER WITH CAP

INDEXED STRATEGY

Crediting Strategy Endorsement

Index Loss Subject to a 20% Buffer for Each Term

Index Gain Subject to a Cap for Each Term

Performance Lock Feature

Limited Availability

This Strategy is only available for Terms that begin before the end of the first Contract Year.

Term

Each Term for this Strategy is five years long unless you have made a Performance Lock election.

Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated on the remaining investment base for the current Term. For this purpose, the investment base is equal to:

1)	the amount applied to this Strategy at the start of the Term; minus

2)	amounts used to pay for each withdrawal or charge that is taken from this Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, unless you have made a Performance Lock election, any Gain or Loss is determined based on the increase or decrease in the S&P 500® Index since the start of the Term. This increase or decrease is expressed as a percentage of the value of the S&P 500 Index at the start of the Term. It is measured from the value of the index at the last Market Close on or before the first day of the Term to the value of the index at the final Market Close of the Term. The value of the index is the standard industry value of the S&P 500 Index.

Any Gain for the Term is subject to the Cap. Any Loss for the Term is subject to the Buffer.

Gain or Loss before the End of a Term

Before the final Market Close of a Term, unless you have made a Performance Lock election, any Gain or Loss for that Term is a percentage equal to:

1)	the net option value for the Strategy as of the most recent Market Close of the Term; minus

2)	the amortized option cost as of the most recent Market Close of the Term; and minus

3)	Trading Cost.

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The net option value as of a Market Close is a percentage equal to:

1)	the value of the ATM Call Option calculated for the Market Close; minus

2)	the value of the OTM Call Option calculated for the Market Close; and minus

3)	the value of the OTM Put Option calculated for the Market Close.

The amortized option cost is a percentage equal to:

1)	the net option value for the Strategy calculated for the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 1826

Performance Lock

A Performance Lock is an election to lock in the Gain or Loss for the remainder of a Term. You may make a Performance Lock election for a Term by a Request in Good Order. Once we receive your Request in Good Order, a Performance Lock election for a Term cannot be changed or revoked.

A Performance Lock election for a Term is effective on the second Market Close following our receipt of your Request in Good Order. After the second Market Close, both the Gain or Loss before the end of the Term and the Gain or Loss at the end of the Term are based on the net option value, amortized option cost, and Trading Cost as determined for that second Market Close.

If you elect a Performance Lock, the Term will end on the earliest anniversary of the Term start date that is on or after the date that the Performance Lock is effective.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the S&P 500 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Call Option

The OTM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the S&P 500 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent it exceeds the Cap for the Term.

OTM Put Option

The OTM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the S&P 500 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage decrease exceeds the Buffer for the Term.

Option Values

The values of the ATM Call Option, OTM Call Option, and OTM Put Option are calculated by us using a market standard model for valuing an option. Each value is stated as a percentage of the index value at the last Market Close on or before the first day of the Term.

Cap

The Cap is the largest increase in the S&P 500 Index for a Term that is taken into account to determine the Gain, if any, for that Term. We will set the Cap for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Cap for amounts attributable to Purchase Payments received on different dates. The Cap for each Term of this Strategy shall never be less than 1%.

Buffer

The Buffer is the decrease in the value of the S&P 500 Index for a Term that is disregarded when determining the Loss, if any, for that Term. The Buffer for each Term of this Strategy is 20%.

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Trading Cost

Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term. It is a percentage set by us from time to time to reflect the average difference between the Option Values and market bid prices.

Merger of Crediting Strategies

At the end of a Term, this Strategy shall merge into and become a part of the S&P 500 1-Year Indexed Strategy designated by the Company on a nondiscriminatory basis. Unless moved under the reallocation provision of the Contract, the value of this Strategy at the end of a Term shall be applied to a new Term of such S&P 500 1-Year Indexed Strategy.

Market Close

A Market Close for this Strategy is the close of the core trading session of the New York Stock Exchange on each day that is a Market Day.

Index Information

The S&P 500® Index is the Standard & Poor’s 500TM Index. The value of the index excludes any dividends that may be paid by the firms that comprise the Index.

[The “S&P 500 Index” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by MassMutual Ascend Life Insurance Company. S&P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); It is not possible to invest directly in an index. MassMutual Ascend Life Insurance Company Products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the MassMutual Ascend Life Insurance Company’s Products or any member of the public regarding the advisability of investing in securities generally or in MassMutual Ascend Life Insurance Company’s Products particularly or the ability of the S&P 500 Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to MassMutual Ascend Life Insurance Company with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to MassMutual Ascend Life Insurance Company or the MassMutual Ascend Life Insurance Company’s Products. S&P Dow Jones Indices has no obligation to take the needs of MassMutual Ascend Life Insurance Company or the owners of MassMutual Ascend Life Insurance Company’s Products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of MassMutual Ascend Life Insurance Company’s Products. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment adviser, commodity trading advisory, commodity pool operator, broker dealer, fiduciary, promoter” (as defined in the Investment Company Act of 1940, as amended), “expert” as enumerated within 15 U.S.C. § 77k(a) or tax advisor. Inclusion of a security, commodity, crypto currency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, commodity, crypto currency or other asset, nor is it considered to be investment advice or commodity trading advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY

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DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OWNERS OF THE MASSMUTUAL ASCEND LIFE INSURANCE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOR DOES S&P DOW JONES INDICES HAVE ANY CONTROL OVER, THE MASSMUTUAL ASCEND LIFE INSURANCE COMPANY PRODUCT REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE S&P 500 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This Endorsement is part of your Contract. It is not a separate contract. It changes your Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of [the Contract Effective Date][XX/XX/XXXX].

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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